Exhibit 99.2     Board Charter.
ALCAN INC. BOARD OF DIRECTORS CHARTER
I.	STATEMENT OF POLICY
The Board of Directors of Alcan Inc. (the “Company”) is elected by the Company’s Shareholders to supervise the management of the business and affairs of the Company. The prime stewardship responsibility of Alcan’s Board is to promote the viability of the Company and to require that it is managed in the interest of the Shareholders as a whole while taking into account the interests of other stakeholders.
The Board sets policy for the Company and advises the Chief Executive Officer and senior executive Officers who manage the Company’s business and affairs.
II.	COMPOSITION AND ORGANIZATION OF THE BOARD

1.	Selection of Members
The Corporate Governance Committee of the Board maintains an overview of the desired size of the Board, the need for recruitment and the expected experience of the new candidates. The Corporate Governance Committee, directly or through a sub-committee, reviews and recommends to the Board the candidates for nomination as Directors. The Board approves the final choice of candidates for nomination and election by the Shareholders.
2.	Membership Criteria
Board members must have an appropriate mix of skills, knowledge and experience in business and an understanding of the regions in which the Company operates. Directors selected should be able to commit the requisite time for all the Board’s business.
3.	Independent Directors
A majority of the Board shall be composed of Directors who must be determined to have no material relationship with the Company and who, in the reasonable opinion of the Board, must be independent under the laws, regulations and listing requirements to which the Company is subject. The Board has approved Guidelines on the Independence of Directors of Alcan which contain specific criteria for determining Director independence.
4.	Chairman
The Board shall appoint its Chairman and Vice-Chairman (if one is to be appointed) from among the Company’s Directors. In the event that the Chairman is a Director who is an executive of the Company, the Board shall also appoint a Lead Director from among the non-executive Directors to chair the Board at all meetings where Management is absent and to assume other appropriate functions.
February 2007

The Chairman’s responsibilities include the following:
(a)	presiding at meetings of Shareholders and the Board;

(b)	providing leadership to enhance Board effectiveness and focus;

(c)	acting as liaison between the Board and Management;

(d)	assisting in representing the Company to external groups; and

(e)	overseeing the application of good corporate governance.
5.	Retirement Age
A Director who has attained the age of 72 prior to the Annual Meeting of Shareholders in any year shall retire from office at such Annual Meeting.
6.	Term of Directors
The Directors are elected by the Shareholders at every Annual Meeting. The term of office of each Director shall expire at the close of the Annual Meeting of Shareholders following that at which he or she was elected.
III.	MEETINGS OF THE BOARD

1.	Board Agenda
The Chairman of the Board, in consultation with the appropriate members of Management and with input of other Directors as required, develops the agenda for Board Meetings.
2.	Board Material Distribution
Information and materials that are important to the Board’s understanding of the agenda items and related topics are distributed in advance of the meeting. The Company will deliver information on the business, operations and finances of the Company to the Board on a monthly basis and on an as-required basis.
3.	Board Meeting Frequency and Schedule
A minimum of six regularly-scheduled Board meetings shall be held each year. Additional meetings may be held when required. The Chairman of the Board, in consultation with the Directors and Management, will set the frequency and length of Board meetings. Board members may participate in additional meetings by means of conference calls or similar communications equipment by means of which all persons participating in the meeting can communicate with each other.
4.	Management at Meetings
Management participates by invitation in Board meetings and makes presentations to allow Directors to gain additional understanding and insight into the Company’s businesses.
5.	In-camera Meetings
Every meeting of the Board shall include one or more in-camera sessions at which no executive Directors or other members of senior Management are present, to allow free and open discussion and communication among the non-executive Directors.
February 2007

IV.	DUTIES AND RESPONSIBILITIES OF THE BOARD
In addition to its statutory responsibilities, the Board has the following duties and responsibilities:
(a)	receiving confirmation that Alcan is operated so as to preserve its financial integrity and in accordance with policies approved by the Board;

(b)	appointing its Chief Executive Officer, developing his or her position description and ensuring succession preparedness with the recommendations of the Corporate Governance Committee;

(c)	adopting a strategic planning process and thereafter reviewing and approving the overall business strategy for the Company, all of which are developed at first by Management;

(d)	in conjunction with Management, identifying the principal risks of the Company’s businesses and overseeing the implementation of appropriate systems to manage these risks;

(e)	requiring that appropriate structures and procedures are in place so that the Board and its committees can function independently of Management;

(f)	providing a source of advice and counsel to Management on critical and sensitive problems;

(g)	reviewing and approving key policy statements developed by Management on various issues such as ethics, compliance, communications, environment and public disclosures;

(h)	ensuring that its expectations of Management are understood, that the appropriate matters come before the Board and that the Board is kept informed of Shareholder feedback;

(i)	verifying that members of senior Management are of the calibre required for their roles, are adequately trained and monitored and that planning for their succession is ongoing;

(j)	verifying that members of senior Management have the integrity required for their roles and the capability to promote a culture of integrity within the Company;

(k)	conducting, through the Corporate Governance Committee, an annual review of Board practices and Board, Chairman and Committee performance (including Directors’ individual contributions);

(l)	reviewing with the Human Resources Committee the adequacy and form of the compensation of non-executive Directors and ensuring their compensation adequately reflects the responsibilities and risks involved in being an effective Director;

(m)	evaluating, through the Human Resources Committee, the performance and approving the compensation of the Chief Executive Officer and ensuring that such compensation is competitive and measured according to benchmarks which reward contribution to shareholder value;

(n)	selecting, upon the recommendation of the Corporate Governance Committee or a sub-committee thereof, nominees for election as Directors;

(o)	selecting the Chairman of the Board;

(p)	reviewing with the Corporate Governance Committee that the Board as a whole, the Committees of the Board and the Directors are capable of carrying out and do carry out their roles effectively;
February 2007

(q)	requiring that new Directors are provided with adequate education and orientation facilities;

(r)	overseeing the quality and integrity of the Company’s accounting and financial reporting systems, disclosure controls and procedures and internal controls;

(s)	approving projects requiring an investment or disposition of a certain threshold; acquisitions where environmental or other liabilities exist and which could result in significant exposure to the Company are also subject to Board approval, irrespective of amounts;

(t)	reviewing alternate strategies in response to any possible takeover bid in order to maximize value for shareholders;

(u)	discussing and developing the Company’s approach to corporate governance in general, with the involvement of the Corporate Governance Committee;

(v)	considering and approving any changes to the committee charters recommended by each committee;

(w)	reviewing this Charter at least annually and approving any changes.

V.	EXPECTED QUALITIES OF BOARD MEMBERS
Board members are expected to possess the following characteristics and traits:
(a)	demonstrate high ethical standards and integrity in their personal and professional dealings;

(b)	act honestly and in good faith with a view to the best interest of the Company;

(c)	devote sufficient time to the affairs of the Company and exercise care, diligence and skill in fulfilling their responsibilities both as Board members and as a Committee members;

(d)	provide independent judgment on a broad range of issues;

(e)	understand and challenge the key business plans of the Company;

(f)	be willing to work in a team and be open to opinions of others;

(g)	raise the appropriate difficult questions and issues to facilitate active and effective participation in the deliberation of the Board and of each Committee on which he or she serves;

(h)	make all reasonable efforts to attend all Board and Committee meetings;

(i)	review the materials provided by Management in advance of the Board and Committee meetings;

(j)	inform the Chairman and Vice-Chairman (if applicable) of the Board before accepting membership on any other board of directors or audit committee and also inform them of any change in the Director’s interests that could affect his or her relationship to the Company.
February 2007

VI.	BOARD COMMITTEES

1.	Number, Structure and Jurisdiction of Committees
The Board delegates certain of its functions to Committees, each of which has a written charter. There are four Committees of the Board: the Audit, the Human Resources, the Environment, Health and Safety and the Corporate Governance Committees. Other Committees or sub-committees may be established from time to time by Board resolution. The roles and responsibilities of each Committee is described in the respective Committee charters. “Task Force” Committees may be established on an ad hoc basis to deal with specific subjects.
2.	Independent Committee Members
Members of the Audit Committee, Human Resources Committee and the Corporate Governance Committee (or a sub-committee thereof with delegated nominating functions) shall each have no material relationship with the Company and each Member shall be otherwise unrelated and independent under the laws, regulations and listing requirements to which the Company is subject.
3.	Committee Chairmen
The Committee shall appoint its Chairman from among the members of the Committee. The Committee Chairman’s responsibilities include the following:
a)	presiding at meetings of the Committee;

b)	providing leadership to enhance the effectiveness and focus of the Committee;

c)	acting as liaison between the Committee and Management;

d)	developing, in consultation with the appropriate members of Management, the agenda for Committee meetings.
4.	Committee Report to Board
At the next Board meeting following each meeting of a Committee, the Committee Chairmen report to the Board on the Committees’ activities. Minutes of Committee meetings are provided to all Directors.
5.	Assignment and Rotation of Committee Members
The responsibility for the assignment and rotation of Committee Members rests with the Chairman of the Board, who makes recommendations in relation thereto in consultation with the Directors. Rotation is not required but changes are made occasionally to accommodate the Board’s needs and individual interest and skills.
6.	Frequency and Length of Committee Meetings
The Chairman of Committees, in consultation with Committee Members and Management, will set the frequency and length of Committee meetings.
February 2007

VII.	ADMINISTRATIVE MATTERS

1.	Board Performance Assessment
The Board will ensure that regular formal assessments of the Board, its Committees and the individual Directors are carried out in order to enhance their performance.
2.	Board Compensation
The Human Resources Committee of the Board regularly reviews and makes recommendations on Director compensation. Any proposed change to the compensation of Directors must be formally approved by the full Board.
3.	Director Share Ownership
In order to ensure alignment of the interests of Directors with those of Shareholders, at least one half of the Directors’ fees are paid to non-executive Directors in Deferred Share Units, being the economic equivalent of the Common Shares of the Company.
All non-executive Directors must hold a minimum of the equivalent of three times their respective annual Director’s fees in the form of (i) Common Shares of the Company and/or (ii) Deferred Share Units. Directors will have five years from the time of their first election to the Board to meet these Share ownership requirements.
4.	Board Confidentiality
Directors will maintain the absolute confidentiality of the deliberations and decisions of the Board of Directors and information received at meetings, except as may be specified by the Chairman or if the information is publicly disclosed by the Company.
5.	Board Interaction with Third Parties
If a third party approaches a Director on a matter of interest to the Company, the Director should bring the matter to the attention of the Chairman who shall determine whether this matter should be reviewed with Management or should more appropriately be dealt with by the Board in an in camera session.
6.	Communication with the Board
Shareholders and other constituencies may communicate with the Board and individual members by contacting the Corporate Secretary’s office.
7.	Code of Conduct
The Company has a comprehensive code of business conduct and ethics entitled the Worldwide Code of Employee and Business Conduct that governs all employees of Alcan as well as the Directors.
8.	Board Visits
Visits by Directors are made to the Company’s plant and business locations in different parts of the world to meet local personnel and to gain insight into the Company’s business and operations.
February 2007

9.	Orientation and Information
The Corporate Secretary prepares a Directors’ Manual containing information on Company policies and Director responsibilities and liabilities, which is updated as necessary. Detailed current information on the Company and its business, operations and finances are sent on a monthly basis to the Directors. Particularly important items and information requiring urgent attention is conveyed immediately. In addition, new Directors spend time with members of senior Management, including those involved in Alcan’s business operations, so that they can become rapidly familiar with the Company, its issues, business and operations. Care is taken to ensure that new Directors understand the roles and responsibilities of the Board and its Committees, as well as the commitment level that Alcan expects of its Directors.
VIII.	RESOURCES AND AUTHORITY OF THE BOARD
The Board shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel or other experts, as it deems appropriate, without seeking approval of Management.
February 2007